Oncolytics Biotech® Receives FDA Fast Track Designation for Pelareorep in 2L KRAS-Mutant MSS Metastatic Colorectal Cancer

Strong efficacy signals showing 33% ORR, 16.6-month PFS, and 27-month OS, improving on the SOC by 2-3X in a difficult-to-treat population

Company to launch controlled study in second-line KRAS-mutant MSS mCRC with interim data expected by the end of 2026

Pelareorep now has Fast Track Designation for two gastrointestinal cancers, solidifying its potential as an immunotherapeutic platform therapy in gastrointestinal cancers

SAN DIEGO, CA, February 4, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, today announced that the U.S. Food and Drug Administration (“FDA”) has granted Fast Track Designation to pelareorep in combination with bevacizumab (Avastin®) and leucovorin, fluorouracil, irinotecan (“FOLFIRI”) for the treatment of patients with KRAS (“Kirsten rat sarcoma”)-mutant, microsatellite-stable (“MSS”) metastatic colorectal cancer (“mCRC”) in the second-line (“2L”) setting. As part of the Company’s increased focus on gastrointestinal cancer and analysis of the existing colorectal data set in the fall, the Company applied for and has now received Fast Track Designation.

The Fast Track Designation is supported by clinical data demonstrating a 33% objective response rate (“ORR”) for pelareorep-based therapy compared to approximately 10% ORR with standard-of-care (“SOC”) in this patient population.1-2 In addition, pelareorep combination therapy was associated with a median progression-free survival (“PFS”) of 16.6 months, compared to 5.7 months with SOC, and a median overall survival (“OS”) of 27 months, compared to 11.2 months with SOC.1

KRAS-mutant MSS metastatic colorectal cancer represents one of the most challenging diseases in gastrointestinal oncology, as few effective treatment options exist following first-line progression, and available immune-based therapies provide little benefit. There are an estimated 2 million new colorectal cancer cases each year globally, with an annual total addressable market of approximately $3-5 billion for the 2L KRAS-mutant MSS mCRC subgroup.3-7

“This designation is an important validation of our focus on pelareorep’s potential as a platform immunotherapy for gastrointestinal cancers like colorectal cancer,” said Jared Kelly, Chief Executive Officer of Oncolytics. “Adding pelareorep to the standard-of-care in this underserved segment of colorectal cancer patients results in a doubling or tripling of critical clinical endpoints, including overall survival, progression-free survival, and objective response rate in a market that is estimated to be worth several billion dollars. Pelareorep offers the potential to help a meaningful number of patients, and I look forward to continuing to collaborate with the FDA to address this treatment gap as expeditiously as possible.”

Oncolytics expects to initiate a controlled clinical study in second-line KRAS-mutant MSS mCRC comparing standard-of-care therapy alone versus standard-of-care plus pelareorep. The first clinical site is expected to be activated in March, with up to 10 additional sites anticipated to open shortly thereafter. Interim data from the study are expected by year-end. Further details regarding the study design and milestones are forthcoming.

The Fast Track Designation enables more frequent meetings and communication with the FDA to ensure alignment on development plans and the collection of clinical data needed to support approval. Furthermore, clinical programs with Fast Track Designation may be eligible for Accelerated Approval and Priority Review if relevant criteria are met. For conditions where an available treatment exists, a candidate therapy regimen must show some advantage over the available treatment, such as superior effectiveness, to be granted Fast Track Designation.

References
1.Bennouna J. Lancet Oncol (14):29-37, 2013
2.Iwamoto S. Ann Oncol. Jul;26(7):1427-33, 2015
3.International Agency for Research on Cancer. (n.d.). Colorectal cancer. World Health Organization – IARC. https://www.iarc.who.int/cancer-type/colorectal-cancer/
4.Amado RG, et al. Wild-type KRAS is required for panitumumab efficacy in patients with metastatic colorectal cancer. J Clin Oncol. 2008 Apr 1;26(10):1626-34. doi: 10.1200/JCO.2007.14.7116. Epub 2008 Mar 3. PMID: 18316791
5.Cohen R, et al. Association of Primary Resistance to Immune Checkpoint Inhibitors in Metastatic Colorectal Cancer With Misdiagnosis of Microsatellite Instability or Mismatch Repair Deficiency Status. JAMA Oncol. 2019 Apr 1;5(4):551-555. doi: 10.1001/jamaoncol.2018.4942. PMID: 30452494; PMCID: PMC6459114.
6.Snider J, et al. Metastatic colorectal cancer (mCRC) treatment patterns in the Medicare population. J Clin Oncol. 2018;36(4_suppl):823. https://doi.org/10.1200/JCO.2018.36.4_suppl.823
7.American Health & Drug Benefits. (2013). Metastatic colorectal cancer: Treatment patterns and costs. https://ahdbonline.com/issues/2013/february-2013-vol-6-no-1-special-issue/article-1294

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on social media on LinkedIn and on X @oncolytics.

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the anticipated design, timelines, milestones, and outcomes of current and future studies; the estimated size of the total addressable market of the 2L KRAS-mutant MSS mCRC subgroup; expected benefits of the Fast Track Designation, including increased collaboration with regulatory bodies; the Company’s goals, strategies, and objectives; and its belief in the clinical promise of pelareorep in colorectal and other gastrointestinal cancers. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.ca

Investor Relations for Oncolytics
Mike Moyer
LifeSci Advisors
+1-617-308-4306
mmoyer@lifesciadvisors.com

Media Contact for Oncolytics
Owen Blaschak
LifeSci Communications
oblaschak@lifescicomms.com